Exhibit 99.1

March 27, 2009

Dear Stockholder:

There is no need for us to remind you of current economic conditions.  The state of this economy requires prudent people to make difficult decisions.  As you know, Inland’s primary responsibility is the protection of shareholder value.

Accordingly, we made a determination today that the cash position that we are in is sufficient for the effective execution of our business plan, and that additional capital could have the potential to dilute the overall returns.

Furthermore, we have a large amount of cash in banks.  The only F.D.I.C. insured accounts that cover the amount of cash held by our REIT are not allowed to pay interest.  Yet, we pay distributions on that amount.  Also, given the economy, stock sales for March exceeded our expectations. Accordingly, other than the Distribution Reinvestment Plan, we believe that it is prudent to cease raising capital at this time.

Therefore, ten days after the date of this letter, new investors will not be accepted into Inland American after 5:00 p.m. Central time on Monday, April 6, 2009.  All documents and funds must be received in good order by that date and time at our corporate headquarters at 2901 Butterfield Road, Oak Brook, Illinois 60523.

As always, we thank you for your continued investment in Inland American.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks
Chairman of the Board

cc:	Trustee
Broker Dealer
Registered Representative